FOR IMMEDIATE RELEASE
CONTACTS:

Ronald Tassello                         Donald C. Weinberger
BALTEK CORPORATION                      Wolfe Axelrod Weinberger Associates LLC
(201) 767-1400                          (212) 370-4500


              BALTEK ANNOUNCES AGREEMENT TO SELL SHRIMP OPERATIONS

NORTHVALE,  NEW JERSEY,  December  16, 2002 -- BALTEK  CORPORATION  (NASDAQ NMS:
BTEK) today announced that it signed an agreement to sell its shrimp business. The agreement provides that the selling price is $1.4 million payable in $250,000 cash by the closing and a two-year note for $1,150,000, payable in four equal semi-annual installments. At the purchaser's option, the purchase price will be adjusted to $1 million, if it pays such amount in cash by February 6, 2003. The transaction is expected to close by January 31, 2003, subject to normal closing conditions, and will, in addition, require the Company to revise its existing loan agreements with its U.S. and Ecuadorian banks.

The Company previously announced a charge to earnings of $6 million to reduce the assets underlying the shrimp operation to their estimated fair value. The Company now estimates that it will be required to record an additional non-cash charge to earnings between $2 million and $3 million to reflect the sale.

Jacques Kohn, President of Baltek commented: "This sale completes our divestiture of our seafood operations as previously planned. We can now better focus our resources on developing our continuing business which is the sale of core materials."

Forward Looking Statements
Certain statements in this press release, the Company's quarterly report on Form 10-Q, the Annual Report on Form 10-K, the Company's press releases or in reports to stockholders constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements relate to, among other things, industries in which the Company operates, the U.S. and global economies, earnings, cash flow and operating performance and may be indicated by words or phrases such as "anticipates," "supports," "plans," "projects," "expects," "should," "forecast," "believe," "management is of the opinion" and similar words or phrases. Forward-looking statements are subject to inherent uncertainties and risks, including among others: environmental factors affecting yields at the Company's balsa plantations; increasing price and product/service competition by domestic and foreign competitors; fluctuations in the cost and availability of raw materials; economic and political conditions in Ecuador; general industry trends and growth rates, including the continued advancement in composite materials technology and its acceptance as an alternative to conventional methods of construction; and economic conditions as they affect demand for our customers' products (the Company is a raw material supplier to original equipment manufacturers and sub-tier suppliers engaged in the fabrication of composite components and assemblies). In addition, such statements could be affected by general domestic and international economic conditions, including interest rate and currency exchange rate fluctuations. The list of factors presented here should not be considered to be a complete list of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.

In light of these risks and uncertainties, actual events and results may vary significantly from those expressed or implied by such statements. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results and readers are cautioned not to place undue reliance on such forward-looking statements. The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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